Exhibit 10.1

ARBEIDSOVEREENKOMST VOOR BEDIENDE
Hierna genoemd de "*Arbeidsovereenkomst*"

FORM OF EMPLOYMENT AGREEMENT FOR EMPLOYEE
Hereinafter referred to as the "*Employment Agreement*"

TUSSEN :

Aleris Aluminum Duffel BVBA, met maatschappelijke zetel gevestigd te Adolphe Stocletlaan, 87, 2570 Duffel, België;

Rechtsgeldig vertegenwoordigd door [______________], in zijn hoedanigheid van [__________] ;

Hierna genoemd de "*Werkgever*";

Enerzijds;

EN :

De Heer Jack (Jacobus Antonius Johannes) Govers, met woonplaats te Bremlaan, 21, 2950 Kapellen, België;

Hierna genoemd de "*Werknemer*";

Anderzijds;

WORDT OVEREENGEKOMEN HETGEEN VOLGT:

Artikel 1 - Functie en arbeidsplaats

1.1. De Werkgever neemt de Werknemer in dienst in de hoedanigheid van Executive Vice President, President Europe & Global Markets.

Het takenpakket wordt concreet ingevuld door de Werkgever, in functie van de noodwendigheden van de onderneming.

Op voorwaarde dat zijn functie van gelijke aard en functie niveau blijft, erkent en aanvaardt de Werknemer dat deze geen essentieel element is van de Arbeidsovereenkomst. De Werknemer mag

BETWEEN:

Aleris Aluminum Duffel BVBA, having its registered office at Adolphe Stocletlaan, 87, 2570 Duffel, Belgium;

Duly represented by [_______________], in his capacity of [____________];

Hereinafter referred to as the "*Employer*";

On the one hand;

AND:

Mr. Jack (Jacobus Antonius Johannes) Govers, residing at Bremlaan, 21, 2950 Kapellen, Belgium;

Hereinafter referred to as the "*Employee*";

On the other hand;

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Function and place of work

1.1. The Employer employs the Employee as Executive Vice President, President Europe & Global Markets.

The job description shall be established by the Employer, in function of the needs of the company.

Provided that his function remains of a similar nature and function level, the Employee acknowledges and agrees that such function is not an essential term of the Employment Agreement. Therefore,

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2 bijgevolg, overeenkomstig de noodwendigheden van de Werkgever, belast worden met de uitoefening van elke andere functie die overeenstemt met zijn professionele bekwaamheden. according to the needs of the Employer, the Employee may be entrusted with the execution of any other function compatible with his professional abilities. 1.2. De Werknemer zal zijn functie hoofdzakelijk vervullen in de kantoren van de Werkgever. 1.2. The Employee shall exercise his function mainly at the premises of the Employer. De Werknemer erkent en aanvaardt dat deze plaats geen essentieel element uitmaakt van de Arbeidsovereenkomst. De Werknemer mag dan ook, overeenkomstig de noodwendigheden van de Werkgever, op elk ogenblik, tijdelijk of op een bestendige wijze, elders in België worden overgeplaatst (maar beperkt tot een straal van 75 mijl vanaf de kantoren van de Werkgever), en, naast zijn diensten in België, mag van de Werknemer worden verwacht dat hij tijdelijke opdrachten in het buitenland zal verrichten. The Employee acknowledges and agrees that this location is not an essential term of the Employment Agreement. Therefore, at any time according to the needs of the Employer, the Employee may be transferred temporarily or permanently to any other location in Belgium (but limited to a radius of 75 miles as of the premises of the Employer), and, in addition to his services in Belgium, the Employee may be required to accomplish temporary missions abroad. Artikel 2 – Duur Article 2 – Duration Deze Arbeidsovereenkomst wordt gesloten voor onbepaalde tijd vanaf 20 juni 2016. De duur van deze Arbeidsovereenkomst wordt hierna de "Arbeidsperiode" genoemd. This Employment Agreement is entered into for an indefinite period of time starting June 20, 2016. The term of this Employment Agreement shall be known as the “Employment Period.” Artikel 3 – Arbeidsduur Article 3 - Working time Gezien de functies die worden uitgevoerd door de Werknemer en de taken die hem worden toevertrouwd, wordt de Werknemer beschouwd als personeelslid met een leidinggevende functie of met een vertrouwenspost in de zin van het Koninklijk Besluit van 10 februari 1965 (Belgisch Staatsblad, 12 februari 1965). Taking into account the function performed by the Employee and the tasks that are granted to him, the Employee is to be considered leading personnel or personnel of confidence, as determined by the Royal Decree of 10 February 1965 (Official Gazette, 12 February 1965). Artikel 4 – Loon Article 4 - Remuneration 4.1. Het maandelijkse brutoloon van de Werknemer wordt vastgesteld op 35.919,54 EUR bruto. Het hiermee overeenstemmende nettoloon zal op de laatste werkdag van de maand worden uitbetaald. 4.1. The monthly remuneration of the Employee shall amount to 35,919.54 EUR gross. The corresponding net remuneration will be paid on the last working day of the month.

3 4.2. Overeenkomstig de toepasselijke sociale zekerheids- en belastingwetten worden alle nodige inhoudingen voor de sociale zekerheid en de belastingen afgetrokken van het brutoloon van de Werknemer. 4.2. In accordance with applicable social security and tax laws, all necessary social security and tax deductions will be deducted from the Employee’s gross remuneration. 4.3. Het bruto basis jaarloon van de Werknemer wordt berekend als volgt: maandelijks loon x 13,92 (hierbij inbegrepen de eindejaarspremie en het enkele en dubbel vakantiegeld). 4.3. The Employee’s gross annual base salary is calculated as follows: monthly salary x 13,92 (including year-end premium and single and double holiday pay). 4.4. De Werknemer aanvaardt hierbij uitdrukkelijk dat de bezoldiging betaald wordt op bankrekening nr. _______________. De Werknemer aanvaardt dat de Werkgever in geval van noodzaak en bij wijze van uitzondering kan afzien van deze betalingsmodaliteit. 4.5. Voor ieder kalenderjaar dat eindigt tijdens de Arbeidsperiode zal de Werknemer in aanmerking komen om een jaarlijkse prestatiegebonden bonus te ontvangen (de “Jaarlijkse Bonus”) die wordt bepaald overeenkomstig de bepalingen en de voorwaarden van het jaarlijkse bonusplan van de Werkgever voor dat jaar, welke jaarlijks aan de Werknemer worden gecommuniceerd, met een target Jaarlijkse Bonus gelijk aan 70% van het basisloon (zoals bepaald in Artikel 4.3 van deze Arbeidsovereenkomst) tot maximum 140% van het basisloon; met dien verstande dat de Jaarlijkse Bonus voor kalenderjaar 2016 pro rata zal worden toegekend, gebaseerd op de duur van de Arbeidsperiode tijdens dat kalenderjaar, berekend per dag. Partijen komen overeen, en de Werknemer aanvaardt, dat de toekenningen van de Jaarlijkse Bonus op discretionaire basis gebeuren en door het Compensation Committee van Aleris International Inc., het moederbedrijf van de Werkgever, worden bepaald overeenkomstig de bepalingen van het jaarlijks bonusplan van de Werkgever. De Werknemer zal de 4.4. The Employee hereby expressly agrees that the remuneration shall be paid into his bank account n° _______________. The Employee agrees that in case of necessity and by way of exception the Employer may change this method of payment. 4.5. For each calendar year that ends during the Employment Period, the Employee shall be eligible to receive an annual performance- based bonus award payment (the “Annual Bonus”) determined in accordance with the terms and conditions set forth in the Employer’s annual bonus plan for that year and communicated to the Employee on an annual basis, with a target Annual Bonus of 70% of base salary (as set forth in Article 4.3 of this Employment Agreement) (“Target Bonus”), up to a maximum of 140% of base salary; provided, that the Annual Bonus for calendar year 2016 shall be prorated for the length of the Employment Period during such calendar year, determined on a daily basis. Parties agree, and the Employee accepts, that the Annual Bonus is discretionary and is determined by the Compensation Committee of Aleris International Inc., the parent company of the Employer, in accordance with the terms and conditions of the Employer’s annual bonus plan. The Employee shall be paid Annual Bonus amounts, if any, in cash at the same time as the other senior employees of the Employer are paid corresponding annual performance

4 Jaarlijkse Bonusbedragen, indien toepasselijk, ontvangen in cash op het zelfde moment als de andere senior werknemers van de Werkgever de overeenkomstige jaarlijkse prestatiegebonden bonussen ontvangen, op voorwaarde dat de Werknemer hieronder tewerkgesteld is op de datum dat zulk bedrag wordt betaald of betaalbaar is. Indien tijdens de Arbeidsperiode de Werkgever beslist om een bonusprogramma voor te zetten of te implementeren dat werkt op een kwartaalbasis, eerder dan jaarlijkse basis, zal zulk kwartaal bonusprogramma worden beheerd op een wijze die overeenstemt met de bepalingen van dit Artikel 4.5. Niettegenstaande tegenstrijdige bepalingen in deze Arbeidsovereenkomst en zonder andere rechten of middelen van de Werkgever te beperken, indien de Werknemer betrokken is bij fraude of ander wangedrag dat bijdraagt aan nadelige financiële resultaten of materiële schade, mag de Werkgever eisen dat de Werknemer iedere Jaarlijkse Bonus terugbetaalt die reeds werd uitgekeerd, maar enkel voor zover dat de originele betaling hoger was dan het lagere bedrag dat zou zijn betaald indien de Jaarlijkse Bonus gebaseerd was op resultaten die zulke nadelige financiële resultaten en/of materiële schade in rekening brengen. bonus amounts, provided that he is employed hereunder as of the date such amount is paid, or due to be paid. If at any time during the Employment Period, the Employer decides to continue, or implement, a bonus program that operates on a quarterly, rather than an annual basis, such quarterly bonus program will be administered in a manner consistent with the terms of this Article 4.5. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Employer, if the Employee has engaged in fraud or other misconduct that contributes to any adverse financial restatements or material loss, the Employer may require repayment by the Employee of any Annual Bonus that has already been paid, but only to the extent that the original payment exceeded the lower amount that would have been paid as such Annual Bonus based on results that reflected such restated financials and/or material loss. 4.6. Er wordt expliciet overeengekomen dat elke premie of bonus of andere vergoeding die aan de Werknemer zou worden toegekend steeds haar karakter van liberaliteit zal behouden, en bijgevolg geen loon uitmaakt. De toekenning ervan gedurende een welbepaald jaar of meerdere jaren creëert dan ook geen verworven recht op dergelijke premie of bonus in de toekomst. 4.6. It is explicitly agreed that any premium or bonus or other indemnity granted to the Employee will always be considered to be a liberality and, consequently, does not constitute remuneration. Its payment during one or several years does not create an acquired entitlement to such premium or bonus for the future.

5 Artikel 5 – Long Term Incentive Plan Article 5 – Long Term Incentive Plan Aleris Corporation heeft de bedoeling om een lange termijn incentive plan (de “LTIP”) te implementeren waaronder het senior management van de Werkgever, met inbegrip van de Werknemer, in aanmerking zal komen om incentive toekenningen te krijgen (welke kunnen bestaan uit, zonder exhaustief te zijn, aandelenopties, restricted stock units of cash). In het kader van deze LTIP, zal aan de Werknemer een incentive toekenning worden verleend met een waarde op toekenningdatum van USD 500.000,00. Elke incentive toekenning die wordt uitgegeven aan de Werknemer zal worden uitgegeven overeenkomstig met en onderworpen aan de bepalingen en voorwaarden zoals uiteengezet in de toepasselijke plan documenten, toekennningsovereenkomsten en de desbetreffende documenten van Aleris Corporation, met zulke bepalingen en voorwaarden die door Aleris Corporation naar eigen goeddunken worden vastgesteld. Aleris Corporation intends to create a long-term incentive program (the “LTIP”) under which senior management of the Employer, including the Employee, will be eligible to be issued incentive awards (which may include, without limitation, stock options, restricted stock units, or cash). Within the framework of this LTIP, the Employee will be granted an incentive award with a grant date value of US $500,000.00. Any incentive awards issued to the Employee shall be issued pursuant to and shall be subject to the terms and conditions set forth in the applicable plan document, award agreement and the governing documents of Aleris Corporation, with such terms and conditions to be determined by Aleris Corporation in its sole discretion. Artikel 6 – Sign-On toekenning Article 6 – Sign-On Award Zo snel als praktisch mogelijk na de datum van deze Arbeidsovereenkomst zal de Werknemer een sign-on toekenning ontvangen onder het 2010 Equity Incentive Plan van Aleris Corporation of een gelijkwaardige toekenning in cash, overeenkomstig de bepalingen van zulk plan en van een toekenningovereenkomst die zal worden gesloten met de Werknemer. Deze sign-on toekenning of de gelijkwaardige toekenning in cash zal een waarde hebben op de toekenningdatum van USD 350.000,00 en zal geleidelijk aan vesten over een periode van vijf jaar op elke van de eerste vijf verjaardagen van de startdatum van deze Arbeidsovereenkomst, zoals bepaald in Artikel 2 van deze Arbeidsovereenkomst. As soon as practicable following the date hereof, the Employee will be granted a sign-on award under Aleris Corporation’s 2010 Equity Incentive Plan or an equivalent cash award, subject to the terms and conditions of such plan and an award agreement to be entered into by the Employee. This sign-on award or the equivalent cash award will have a grant date value of US $350,000.00 and will vest ratably over five years on each of the first five anniversaries of the starting date of this Employment Agreement, as defined in Article 2 of this Employment Agreement. Artikel 7 – Terugbetaling van kosten Article 7 – Reimbursement of expenses 7.1. De redelijke kosten door de Werknemer 7.1. Any reasonable costs or expenses made by

6 gemaakt in verband met de uitvoering van deze Arbeidsovereenkomst zullen worden terugbetaald, mits voorlegging van de nodige stavingstukken en in zoverre de Werkgever voorafgaandelijk zijn goedkeuring heeft gegeven omtrent de aard, de noodzakelijkheid en de omvang van de kosten. the Employee in furtherance of this Employment Agreement will be reimbursed by the Employer upon handing over the necessary elements of proof, and in as much as the Employer has given its approval prior to the Employee incurring the nature, the necessity and the amount of the costs and expenses. 7.2. Rekening houdend met het feit dat voormelde onkostenvergoeding de terugbetaling van effectief gemaakte kosten betreft, kan deze nooit als een deel van het loon van de Werknemer worden beschouwd. 7.2. Given the fact that the above mentioned reimbursement of costs constitutes the reimbursement of actual costs, they can never be considered to be a part of the Employee's remuneration. Artikel 8 – GSM en laptop Article 8 – Mobile phone and laptop Een GSM en een laptop zullen ter beschikking van de Werknemer worden gesteld. Partijen komen overeen dat deze toestellen enkel voor professioneel gebruik kunnen worden aangewend. Bijgevolg kunnen deze toestellen en/of het gebruik hiervan niet als een deel van het loon van de Werknemer worden beschouwd. The Employee will be provided with a mobile phone and a laptop. Parties agree that these devices are intended to be used for professional ends only. Consequently, these devices and/or their use can never be considered as being part of the Employee's remuneration. Artikel 9 – Bedrijfswagen Article 9 - Company car 9.1. Er zal een lease bedrijfswagen aan de Werknemer ter beschikking worden gesteld, in overeenstemming met de bepalingen van het bedrijfswagenbeleid, zoals deze bij de Werkgever van toepassing is. 9.1. The Employee will be granted the use of a leased company car, in accordance with the provisions as established in the company car policy, applicable with the Employer. 9.2. De Werknemer zal alle kosten van onderhoud en herstelling dragen die het gevolg zijn van nalatigheid of van het verkeerde gebruik van de wagen. Ook de betaling van boetes zal ten laste van de Werknemer zijn. 9.2. The Employee will be in charge for all costs of maintenance and reparation due to negligence or wrong use of the car. Possible fines, related to the use of the company car, will also be paid by the Employee. 9.3. Bij de verbreking van deze Arbeidsovereenkomst, om welke reden dan ook, of in geval van schorsing van uitvoering van deze Arbeidsovereenkomst voor een periode van langer dan 4 weken, zal de Werknemer de bedrijfswagen onmiddellijk, in goede staat van onderhoud en voorzien van alle 9.3. In case of termination of this Employment Agreement, for whatever reason, or in case of suspension of this Employment Agreement for a period longer than four weeks, the Employee will return the company car immediately, in good state of maintenance, together with all the keys and all documents related to the car.

7 boorddocumenten en sleutels, inleveren. 9.4. Aangezien de Werknemer de bedrijfswagen mag gebruiken voor privédoeleinden, verbindt hij zich er toe om de Werkgever een bedrag te betalen dat berekend zal worden op basis van de wettelijke fiscale bepalingen in voege. Het bedrag dat op deze manier door het sociaal secretariaat van de Werkgever wordt berekend, alsook elke andere belasting of bedrag die krachtens de wet zou verschuldigd zijn, zal door de Werkgever op het loon van de Werknemer worden ingehouden. 9.4. As the Employee may use the company car for private ends, he will pay the Employer an amount calculated based on the applicable legal tax provisions. This amount, which will be calculated by the pay-roll office of the Employer, as well as any other taxes or amounts that would be due by law, will be withheld by the Employer on the Employee’s remuneration. 9.5. Het merk en het model van de bedrijfswagen kan door de Werkgever eenzijdig worden gewijzigd. 9.5. The make and model of future company cars may be changed unilaterally by the Employer. Artikel 10 – Extralegale verzekeringen Article 10 – Extra-legal insurances 10.1 Groepsverzekering 10.1 Group insurance Vanaf de startdatum van deze Arbeidsovereenkomst, zoals bepaald in Artikel 2, zal de Werknemer worden aangesloten, en aanvaardt hij dit uitdrukkelijk, bij (i) de bij de Werkgever van kracht zijnde groepsverzekering en (ii) NEO niveau groepsverzekering, overeenkomstig de bepalingen van de huidige of toekomstige verzekeringspolissen en voor zover de Werknemer aan alle gestelde vereisten voldoet, waarbij de jaarlijkse premie die door de Werkgever in deze groepsverzekeringen zal worden gestort respectievelijk 8,70% en 6,30% bedragen van het bruto maandelijkse loon van de maand mei, vermenigvuldigd met 13,85. As of the starting date of this Employment Agreement, as defined in Article 2, the Employee will be, and explicitly agrees to be, affiliated to (i) the group insurance and (ii) the NEO level group insurance, both applicable with the Employer, in accordance with the provisions of the current or future insurance policies, and if the Employee meets the conditions of such policies, whereby the annual premiums paid by the Employer to this group insurance respectively amount to 8.70% and 6.30% of the gross monthly salary of May, multiplied by 13.85. De Werknemer aanvaardt dat de persoonlijke bijdragen aan deze verzekeringsplannen, voor zover er dergelijke persoonlijke bijdragen zijn, van zijn loon zullen worden afgehouden. The Employee accepts that the personal contributions to these insurance plans, if any, are withheld from his remuneration. De Werknemer bevestigt een exemplaar van de groepsverzekeringspolissen te The Employee acknowledges having received a copy of the group insurance hebben ontvangen. Middels het ondertekenen van onderhavige Arbeidsovereenkomst aanvaardt de Werknemer alle bepalingen van deze polissen en van enige mogelijke toekomstige verzekeringspolissen. Het toekennen van het voordeel van groepsverzekeringen in onderhavige Arbeidsovereenkomst creëert geen aanvullende rechten voor de Werknemer, behalve deze die hem door de groepsverzekeringen worden toegekend.

policies. By signing this Employment Agreement, the Employee accepts all provisions of these policies and of any future group insurance policies. Providing the benefit of the group insurances in this Employment Agreement does not create any additional rights for the Employee, except those assigned to him by the group insurances.

***10.2 Hospitalisatieverzekering***

De Werknemer zal bij de hospitalisatieverzekering van de Werkgever worden aangesloten, waarbij de verzekeringspremie door de Werkgever zal worden betaald.

Het is de Werknemer toegelaten om zijn partner alsook zijn kinderen ten laste op eigen kosten aan te sluiten, tegen het tarief in voege voor de vennootschap. De Werknemer aanvaardt dat deze premies van zijn loon zullen worden afgehouden.

***10.2 Hospitalization insurance***

The Employee will be affiliated to the hospitalization insurance of the Employer, whereby the insurance premium is paid by the Employer.

The Employee is allowed to affiliate his partner and dependent children at his own expense, on company tariff. The Employee accepts that these premiums be withheld from his remuneration.

***10.3 Arbeidsongeschiktheidsverzekering***

De Werkgever zal de Werknemer verzekeren voor arbeidsongeschiktheid vanaf de 31ste dag, voor een vergoeding van 250 EUR bruto per maand.

***10.3 Disability insurance***

The Employer will insure the Employee for disability as of the 31st day, for an allowance of 250 EUR gross per month.

**Artikel 11 – Medisch onderzoek**

De Werknemer zal recht hebben op een jaarlijks medisch onderzoek waarvan de kosten door de Werkgever zullen worden gedragen en dat in een Belgisch gezondheidsinstituut zal worden uitgevoerd.

**Article 11 – Physical program**

The Employee will be entitled to an Employer paid physical program on an annual basis, which will be performed within a Belgian health institute.

**Artikel 12 – Bijstand financiële planning**

De Werknemer zal recht hebben op de terugbetaling van een jaarlijks bedrag van maximum 16.000,00 EUR ten titel van bijstand voor financiële planning via een derde partijen boekhoudkundige firma of een financiële

**Article 12 – Financial planning assistance**

The Employee will be entitled to the reimbursement of up to 16,000.00 EUR annually for financial planning assistance through a third party accounting or financial planning firm.

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9 planning vennootschap. Artikel 13 - Arbeidsongeschiktheid wegens ziekte of ongeval Article 13 - Incapacity to work due to illness or accident 13.1. In geval van arbeidsongeschiktheid omwille van ziekte of ongeval dient de Werknemer de Werkgever hieromtrent onmiddellijk in te lichten, desnoods telefonisch. 13.1. In case of incapacity to work as a result of illness or accident, the Employee must inform the Employer thereof immediately, if necessary by telephone. 13.2. Bovendien dient de Werknemer binnen de 48 uren vanaf het begin van de arbeidsongeschiktheid een medisch attest voor te leggen met aanduiding van de verwachte periode van arbeidsongeschikt- heid (bij verzending met de post geldt de datumstempel als bewijs). Wanneer de arbeidsongeschiktheid langer duurt dan aanvankelijk werd bepaald, moet de Werknemer de Werkgever een nieuw medisch attest doen toekomen ten laatste de dag waarop hij het werk diende te hervatten. 13.2. Moreover, the Employee must submit a doctor's certificate within 48 hours following the incapacity to work, which must indicate the expected period of incapacity (in case of sending by mail, the stamp indicating the date will apply as prove). Should the incapacity to work last longer than initially foreseen, the Employee must submit a new doctor's certificate to the Employer at the latest on the date on which he had to resume her work. 13.3. In geval van arbeidsongeschiktheid aanvaardt de Werknemer een medisch onderzoek te ondergaan, uitgevoerd door de door de Werkgever aangeduide controlearts. Op verzoek van de Werkgever en voor zover de ongeschiktheid dit niet onmogelijk maakt, begeeft de Werknemer zich naar de praktijk van de controlearts. In geval van tegenstrijdigheid tussen het advies van de behandelend geneesheer en de controlearts, neemt de Werknemer als meest gerede partij het initiatief tot aanstelling van een derde geneesheer. 13.3. In case of incapacity to work, the Employee agrees to submit to a medical examination by a control doctor appointed by the Employer. At the request of the Employer and provided the incapacity does not render this impossible, the Employee will go to the doctor's office. In case of contradiction between the advice of the Employee's doctor and the control doctor, the Employee will take the initiative to appoint a third doctor. Artikel 14 - Uitvoering van de Arbeidsovereenkomst Article 14 - Execution of the Employment Agreement 14.1. De Werknemer verbindt er zich toe het opgedragen werk nauwgezet en correct te volbrengen en geen handelingen te stellen die Werkgever kunnen schaden. 14.1. The Employee undertakes to execute his assignment accurately and properly and to refrain from any action that could harm the Employer. 14.2. De Werknemer zal zijn volledige beroepsactiviteit wijden aan de uitvoering van deze Arbeidsovereenkomst. De Werknemer verbindt er zich toe om niet 14.2. The Employee will devote his entire professional activities to the execution of this Employment Agreement. The Employee acknowledges not to provide

10 voor eigen rekening of voor rekening van derden prestaties te leveren zonder voorafgaand schriftelijk akkoord van de Werkgever. services for own account or for third parties without the prior written approval of the Employer. 14.3. De Werknemer verbindt zich er toe de instructies na te leven die de Werkgever zal geven en in het algemeen, alle instructies die nodig worden geacht voor de goede uitvoering van deze Arbeidsovereenkomst. 14.3. The Employee undertakes to follow the Employer's instructions and generally all instructions deemed necessary for the proper performance of this Employment Agreement. 14.4. Het is de Werknemer verboden documenten of documentatie, formulieren, tabellen, tekeningen of schema’s, originelen of kopieën daarvan, die eigendom zijn van de Werkgever, over te maken, uit te lenen, of af te staan aan wie dan ook, behoudens in het kader van de opdracht van de Werknemer en in het belang van de Werkgever. 14.4. The Employee is not allowed to communicate, lend out or give to any third party any document or documentation, forms, tables, drawings or schedules, originals or copies, which are Employer’s property, except within the framework of the tasks of the Employee and in the interest of the Employer. Artikel 15 – Geheimhoudingsplicht Article 15 - Confidentiality 15.1. Zowel tijdens de Arbeidsovereenkomst als na de beëindiging ervan, verbindt de Werknemer zich ertoe geen enkel productiegeheim, handelsgeheim of andere informatie van of over de Werkgever (lijsten van klanten, verkoopsvoorwaarden, werkmethodes, verkoopsorganisatie van de Werkgever, enz.) alsook enig bedrijfsgeheim waarvan hij tijdens de uitvoering van zijn beroepsactiviteiten kennis heeft gekregen, bekend te maken. Bovendien zal de Werknemer zich niet verbinden tot of deelnemen aan enige handeling van oneerlijke concurrentie. 15.1. Both during the duration of the Employment Agreement and after termination thereof, the Employee undertakes not to disclose any production secret, trade secret or any other information of or regarding the Employer (client lists, sales conditions, work methods, sales organization of the Employer, etc.), as well as any business secret of which he had knowledge via his professional activities. Moreover, the Employee will not engage or participate in any act of unfair competition. Deze geheimhoudingsplicht is tevens van toepassing op alle met de Werkgever, hetzij economisch of operationeel, verbonden vennootschappen. This confidentiality obligation also applies to companies linked to the Employer, from an economic or functional standpoint. 15.2. Elke inbreuk op deze verplichting, hoe gering ook, zal als dringende reden kunnen beschouwd worden, ten gevolge waarvan de Werkgever gerechtigd zal zijn deze Arbeidsovereenkomst onmiddellijk te verbreken, zonder opzeggingstermijn, noch 15.2. Any infringement of this confidentiality obligation, irrespective of its importance, can be considered as a serious fault entitling the Employer to immediately terminate the Employment Agreement without notice or indemnity in lieu thereof

11 vergoeding, onverminderd eventuele strafrechtelijke vervolging. and without prejudice to criminal prosecution. Artikel 16 – Uitvindingen Article 16 – Inventions 16.1. De Werknemer zal aan de Werkgever onmiddellijk alle ideeën, uitvindingen, ontdekkingen, processen, ontwerpen, methodes, substanties, artikels, computerprogramma’s en verbeteringen overmaken, onafhankelijk van de vraag of ze het voorwerp kunnen uitmaken van een octrooi of een merk (het voorgaande wordt hierna collectief als “Intellectuele Eigendom” aangeduid), die de Werknemer ontwerpt, uitvindt, ontdekt, creëert of ontwikkelt, alleen of met anderen, tijdens de tewerkstelling van Werknemer of gedurende een periode van 6 maanden erna, indien dergelijk ontwerp, uitvinding, ontdekking, creatie of ontwikkeling (i) plaatsheeft gedurende de tewerkstelling van de Werknemer door de Werkgever of (ii) plaatsheeft met gebruik van de tijd, het materiaal of de voorzieningen van de Werkgever of een van zijn verbonden entiteiten of (iii) betrekking heeft op of op enige wijze verband houdt met de doelstellingen, activiteiten of zaken van de Werkgever of een van zijn verbonden entiteiten. 16.1. The Employee will immediately transfer to the Employer any ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, irrespective of whether they can be cover by a patent or trademark (the foregoing is collectively called "Intellectual Property") designed, invented, discovered, created or developed by the Employee, alone or together with others, during the employment of the Employee or during 6 months after the end thereof, if such design, invention, discovery, creation or development (i) takes place during the employment of the Employee by the Employer or (ii) takes place by using time, material or equipment of the Employer or its connected entities or (iii) is in any way related to the goals, activities or business of the Employer or one of its connected entities. 16.2. De Werknemer draagt hierbij al zijn rechten, aanspraken en belangen in en betreffende alle Intellectuele Eigendom die de Werknemer ingevolge dit artikel aan de Werkgever moet bekendmaken, over aan de Werkgever, zijn opvolgers of de personen aan wie de Werkgever overdraagt of die hij aanduidt, en keurt deze overdracht goed. De bepalingen van dit artikel zullen in voege blijven ongeacht de beëindiging van de tewerkstelling van de Werknemer onder deze Arbeidsovereenkomst om welke reden ook. 16.2. The Employee hereby transfers all his rights, claims and interests in and concerning all Intellectual Property the Employee has to disclose to the Employer under this article to the Employer, his successors or persons to whom the Employer transfers or appointed by him and approves this transfer. The provisions of this article shall remain in force irrespective of the termination of the Employee's employment under this Employment Agreement, for whatever reason.

12 16.3. De Werknemer zal alle nodige hulp bieden aangaande de ondertekening van de vereiste documenten, teneinde eventuele uitvindingen, creaties, enz. te octrooieren en/of te registreren. 16.3. The Employee will give all required assistance for signing the required documents in order to patent and/or register any inventions, creations, etc. Artikel 17 – Vakantie Article 17 - Holidays 17.1. De Werknemer heeft recht op de betaalde vakantiedagen zoals voorzien door de Belgische wetgeving en de collectieve arbeidsovereenkomsten. 17.1. The Employee is entitled to the paid vacation days as provided for by Belgian law and by collective bargaining agreements. 17.2. De data van de vakantie zullen in onderling overleg tussen Werkgever en Werknemer worden vastgelegd, met dien verstande dat rekening zal worden gehouden met de noodwendigheden van de Werkgever. 17.2. The vacation days shall be agreed on between the Employer and the Employee, it being understood that the needs of the company will be taken into consideration in such agreement. 17.3. Vakantiedagen moeten worden opgenomen vóór het einde van elk kalenderjaar, en niet opgenomen vakantiedagen zijn niet overdraagbaar naar het volgende kalenderjaar. 17.3. Vacation days must be taken before the end of each calendar year and vacation days not taken cannot be transferred to the next year. Artikel 18 – Gegevensbescherming Article 18 – Data protection 18.1. De Werknemer aanvaardt dat alle persoonsgegevens (zoals hieronder gedefinieerd) waartoe de Werknemer toegang zal hebben, behandeld zullen worden overeenkomstig de Belgische wetgeving inzake de bescherming van de privacy met betrekking tot de behandeling van persoonsgegevens. In het kader van deze Arbeidsovereenkomst betekent "persoonsgegevens" elke informatie met betrekking tot een geïdentificeerde of identificeerbare persoon, in het bijzonder met verwijzingen naar een identificatienummer of naar een of meer specifieke factoren met betrekking tot de fysieke, psychologische, mentale, economische, culturele of sociale identiteit, hetgeen onder meer (maar niet- limitatief) volgende gegevens kan bevatten : gegevens met betrekking tot werknemers, klanten van de Werkgever en derde partijen, die verwerkt kunnen 18.1. The Employee acknowledges that any personal data (as defined below) to which he will have access is dealt with in accordance with the Belgian legislation on the protection of privacy regarding the treatment of personal data. For purposes of this Employment Agreement “personal data” means any information relating to an identified or identifiable person, in particular by references to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, which may include, without limitation, data relating to employees, clients of the Employer as well as any other third parties whose personal data may be processed in the framework of the Employee’s duties and responsibilities. In particular, the Employee shall not use any personal data other than in connection with and to the

13 worden in het kader van de taken en verantwoordelijkheden van de Werknemer. In het bijzonder zal de Werknemer de persoonsgegevens enkel gebruiken met betrekking tot en voor zover als nodig voor de uitvoering van deze Arbeidsovereenkomst. extent necessary for the purposes of the performance of this Employment Agreement. 18.2. De Werknemer bevestigt en gaat akkoord dat de Werkgever de persoonsgegevens van de Werknemer (zoals de naam, contactgegevens, leeftijd, burgerlijke stands, gegevens inzake onderwijs en vroegere werkervaringen, verloning en andere gerelateerde zaken, enz.) op een gepaste manier gebruikt voor zaken gerelateerd aan de uitvoering van deze Arbeidsovereenkomst (zoals voor de verloning en de daaraan gerelateerde administratie, werk- en carrièremanagement en voor het voldoen aan de vereisten inzake belastingen en andere reguleringen, enz.). 18.2. The Employee acknowledges and agrees that the Employer processes personal data about the Employee (such as name, contact details, age, family status, data concerning education and past experience, compensation and related matters, etc.) as may be appropriate for all purposes relating to the performance of this Employment Agreement (including compensation and related matters administration, work and career management, compliance with tax and other regulations, etc.). 18.3. De Werknemer bevestigt en gaat akkoord dat de Werkgever bepaalde persoonsgegevens met betrekking tot de gezondheid van de Werknemer mag gebruiken met het oog op het voldoen aan bepaalde wettelijke vereisten en voor de administratie verbonden aan bepaalde voordelen, zoals ziekteverzekering, levensverzekering en pensioen-voordelen, indien toepasselijk. De Werknemer gaat akkoord dat informatie inzake de gezondheid van de Werknemer mag worden verwerkt onder de supervisie van een professioneel gezondheidswerker. 18.3. The Employee acknowledges and agrees that the Employer may process certain health-related personal data for the purposes of meeting statutory and legal requirements, administering certain benefits such as medical insurance, life insurance and pension benefits, as the case may be. The Employee agrees that health- related personal data of the Employee may be processed under the supervision of a health professional. 18.4. Verder gaat de Werknemer akkoord dat zijn persoonsgegevens mogen overgedragen en verwerkt worden door de Werkgever en door de dochterondernemingen en geaffilieerde bedrijven in landen die niet dezelfde bescherming van persoonsgegevens bieden, zoals de Verenigde Staten van Amerika, en tevens door de medecontractanten van de Werkgever, 18.4. The Employee further consents that his personal data may be transferred and processed by the Employer and any of its subsidiaries and its affiliates located in countries that do not offer an adequate level of protection of personal data, such as the United States of America, and to the Employer’s contractors for the purposes stated above, as well as for the purpose of centralizing data, for relocation purposes

14 zowel voor de doeleinden zoals hierboven beschreven als met het oog op de centralisatie van gegevens, voor relocatiedoeleinden en in het kader van een herstructurering van de Werkgever of dochterondernemingen of geaffilieerde bedrijven. and in the framework of any restructuring of the Employer or any of its subsidiaries and affiliates. 18.5. De Werknemer heeft het recht de eigen persoonsgegevens te raadplegen, en om ze te laten corrigeren of verwijderen indien nodig. 18.5. The Employee has the right to access her personal data and to have them corrected or deleted where necessary. Artikel 19 - Niet-afwervingsbeding Article 19 – Non-solicitation obligation 19.1. Tijdens de duur van deze Arbeidsovereenkomst en voor een periode van 36 maanden na de beëindiging hiervan, verbindt de Werknemer er zich toe zich te onthouden van : 19.1. During the performance of this Employment Agreement and for a period of 36 months after its termination, the Employee shall refrain from: a) het aanbieden van een job aan enige persoon die, op de effectieve datum van de beëindiging van deze Arbeidsovereenkomst of de 6 maanden voorafgaand aan de beëindiging van deze Arbeidsovereenkomst, een werknemer van de Werkgever is of is geweest, of om te trachten, via welk middel ook, hetzij direct, hetzij indirect, deze persoon te overtuigen of aan te zetten een andere job te aanvaarden of de tewerkstelling bij de Werkgever te verlaten of diensten te leveren aan enig andere fysische of wettelijke entiteit, op enige wijze ook; a) offering a position to any person who, on the actual date of the termination of this Employment Agreement or the 6 months prior to such date of termination, has been an employee of the Employer, or from attempting, by any manner whatsoever, whether directly or indirectly, to persuade or incite said person to accept another position or to leave the Employer’s employ or to provide services to any other physical or legal entity, in any manner whatsoever; b) het aanwerven, of medewerking verlenen aan het aanwerven door een derde partij met wie de Werknemer in contact staat, van elke persoon die op het ogenblik van de effectieve beëindiging van deze Arbeidsovereenkomst of de 6 maanden voorafgaand aan de beëindiging van deze Arbeidsovereenkomst, een werknemer van de Werkgever is of is geweest; b) to recruit, or to cause to be employed by a third party with whom the Employee is in business contact, any person who was, at the time of this effective termination or the 6 months prior to such termination, an employee of the Employer;

15 c) het trachten om kopers, klanten, leveranciers, agenten of enig ander cocontractant van de Werkgever te overtuigen of aan te zetten om de bestaande relatie met de Werkgever of met enige vennootschap die op welke wijze ook met de Werkgever verbonden is te beëindigen of om de voorwaarden van deze relatie op negatieve wijze voor de Werkgever of voor enige vennootschap die op welke wijze ook met de Werkgever verbonden is te wijzigen. c) to attempt to persuade or to incite a buyer, a customer, a supplier, an agent, or any other contractor to terminate the relationship with the Employer or with any of its affiliates or to modify the conditions of this relationship in a negative way for the Employer or for any of its affiliates. 19.2. Dit niet-afwervingsbeding is ook van toepassing op vennootschappen die verbonden zijn met de Werkgever, vanuit een economisch of functioneel perspectief. 19.2. This non-solicitation obligation also applies to companies linked to the Employer, from an economic or functional standpoint. 19.3. Elke inbreuk op onderhavig artikel, hoe klein ook, zal als dringende reden worden beschouwd, dewelke de Werkgever zal toelaten een onmiddellijk einde aan deze Arbeidsovereenkomst te stellen, zonder opzeggingstermijn of -vergoeding, onverminderd het recht van de Werkgever om de Werknemer strafrechtelijk te laten vervolgen. 19.3. Any infringement on this article, as small as it may be, will be considered as a serious misconduct according to which the Employer will be allowed to terminate immediately this Employment Agreement, without period of notice or indemnity in lieu thereof, without prejudice to the Employer’s right to criminal prosecution. Artikel 20 – Niet-concurrentiebeding Article 20 – Non-compete clause 20.1. Aangezien de Werkgever een internationaal activiteitsveld heeft en belangrijke economische, technische en financiële belangen heeft op de internationale markten, verbindt de Werknemer er zich toe geen soortgelijke activiteiten uit te oefenen als deze welke het onderwerp uitmaken van onderhavige Arbeidsovereenkomst, hetzij als zelfstandige, hetzij als werknemer, gedurende een periode van 18 maanden vanaf de datum van beëindiging van onderhavige Arbeidsovereenkomst. Deze activiteiten hebben zowel betrekking op de activiteiten die Werknemer uitoefent in het kader van zijn functie, als op de activiteiten die de Werkgever uitoefent. Dit niet-concurrentieverbod geldt in de 20.1. Considering the fact that the Employer has an international range of activities and important economic, technical and financial interests on the international markets, the Employee accepts not to engage similar activities as the ones he is performing in furtherance of this Employment Agreement, either as a self- employed worker or as an employee, during a period of 18 months as from the date of termination of this Employment Agreement. These activities concern as well the activities of the Employee performed within the framework of his function under this Employment Agreement as the activities performed by the Employer. This non-competition obligation applies within the following

16 volgende landen : Groot-Brittannië, Frankrijk, Nederland, Duitsland, België, Verenigde Staten, Canada, Brazilië, China, Japan en Korea . countries : United Kingdom, France, the Netherlands, Germany, Belgium, USA, Canada, Brazil, China, Japan and Korea. 20.2. Dit niet-concurrentiebeding is ook van toepassing op vennootschappen die verbonden zijn met de Werkgever, vanuit een economisch of functioneel perspectief. 20.2. This non-competition obligation also applies to companies linked to the Employer, from an economic or functional standpoint. 20.3. Tenzij de Werkgever binnen de 15 dagen te rekenen vanaf het ogenblik van de stopzetting van de onderhavige Arbeidsovereenkomst afziet van de effectieve toepassing van het niet- concurrentiebeding, zal de Werkgever aan de Werknemer een enige en forfaitaire vergoeding betalen gelijk aan de helft van het brutoloon van de Werknemer, met inbegrip van de voordelen, voor de loopduur van onderhavig niet- concurrentiebeding. Indien de Arbeidsovereenkomst wordt beëindigd middels het presteren van een opzeggingstermijn, zal de Werkgever de Werknemer reeds inlichten op het ogenblik van het betekenen van de opzeggingstermijn van zijn voornemen om het niet-concurrentiebeding al dan niet toe te passen. 20.3. Unless the Employer renounces in writing to the actual application of this non- competition clause within 15 days from the date of termination of the present Employment Agreement, the Employer shall pay to the Employee a unique lump sum indemnity equal to half of his gross remuneration, including benefits, corresponding with the term of duration of the present non-competition clause. If the Employment Agreement is terminated via the performance of a notice period, the Employer will inform the Employee already at the moment of notification of this notice period of its intention to apply or not the present non- competition clause. 20.4. Bij niet-naleving van het concurrentiebeding door de Werknemer, is de Werknemer gehouden om aan de Werkgever het bedrag terug te betalen dat hij zal hebben ontvangen in uitvoering van het onderhavige niet-concurrentiebeding, en de Werkgever daarenboven een gelijkwaardig bedrag te betalen, onverminderd het recht van de Werkgever om een hogere vergoeding te vorderen, indien hij het bestaan en de omvang van de reëel geleden schade kan aantonen. 20.4. In case the Employee fails to observe the present non-competition clause, he shall reimburse the Employer the amount he may have received in furtherance of the present non-competition clause, and he shall furthermore pay the Employer an equivalent amount, all without prejudice to the Employer's right to pursue a higher amount of damages if it can supply proof of the existence and the extent of the damage. 20.5. Het onderhavige niet-concurrentiebeding zal van toepassing zijn in alle gevallen van beëindiging van de onderhavige Arbeidsovereenkomst, met inbegrip van 20.5. It is understood that the present non- competition clause does apply in all cases of termination of this Employment Agreement, including termination of the

17 beëindiging van de Arbeidsovereenkomst vanaf de startdatum van deze Arbeidsovereenkomst, zoals bepaald in Artikel 2, maar met uitzondering van beëindiging van de Arbeidsovereenkomst door de Werknemer op grond van dringende reden in hoofde van de Werkgever. Employment Agreement during the first 6 months as of the starting date of this Employment Agreement, as defined in Article 2, but except in the event of termination of the Employment Agreement by the Employee on the basis of serious cause by the Employer. 20.6. De Werknemer verbindt zich ertoe alle mogelijke toekomstige werkgevers, inclusief potentiële werkgever(s), in kennis te stellen van zijn verplichting tot naleving van dit concurrentiebeding in uitvoering van de onderhavige Arbeids- overeenkomst en van de inhoud van deze verbintenis. 20.6. The Employee takes up the obligation to fully inform any future employer, potential employer(s) included, of his obligation to respect the present non- competition obligation in furtherance of the present Employment Agreement and of the content of the same obligation. 20.7. Bovendien verbindt de Werknemer zich ertoe de Werkgever volledig te informeren, uiterlijk bij de ondertekening van de onderhavige Arbeidsovereenkomst, van enig concurrentieverbod of - verplichting waartoe hij gehouden zou zijn ten aanzien van zijn vorige werkgevers. 20.7. The Employee furthermore accepts the obligation to fully inform the Employer, at the latest at the moment this Employment Agreement is concluded, of any non- competition clauses or non-competition obligations he would bound by towards his previous employers. Artikel 21 – Niet in diskrediet brengen Article 21 – Non-disparagement De Werknemer aanvaardt om de Werkgever, de verbonden ondernemingen en hun respectievelijke bestuurders, leidinggevenden en/of werknemers niet te belasteren of in diskrediet te brengen. De Werknemer stemt ermee in om samen te werken met de Werkgever en de verbonden ondernemingen, op redelijk verzoek, in het weerleggen van lasterlijke of smadende opmerkingen die door een derde partij worden gemaakt ten aanzien van de Werkgever of de verbonden ondernemingen of hun bestuurders, leidinggevenden en/of werknemers. The Employee agrees not to defame or disparage the Employer, its affiliates and their respective directors, executives and/or employees. The Employee agrees to cooperate with the Employer and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Employer or its affiliates or their directors, executives and/or employees. Artikel 22 - Einde van de Arbeidsovereenkomst Article 22 - Termination of the Employment Agreement 22.1. Deze Arbeidsovereenkomst kan onmiddellijk wegens dringende reden worden beëindigd, zonder opzegtermijn of vergoeding, in toepassing van Artikel 35 22.1. This Employment Agreement may be immediately terminated for serious cause, without notice period or indemnity in lieu thereof, in accordance with Article 35 of van de Wet van 3 juli 1978 betreffende de arbeidsovereenkomsten. De niet-naleving door de Werknemer van, onder meer, de bepalingen van deze Arbeidsovereenkomst, van iedere andere overeenkomst tussen de Werknemer en de Werkgever en/of van het arbeidsreglement zal als een dringende reden worden beschouwd.

22.2. In elk ander geval van beëindiging van deze Arbeidsovereenkomst, zullen de wettelijke bepalingen van toepassing zijn.

**Artikel 23 – Eigendom van de Werkgever**

23.1. Bij de beëindiging van deze Arbeidsovereenkomst, om welke reden ook, is de Werknemer gehouden alle eigendommen van de Werkgever die de Werknemer in zijn bezit heeft (dit omvat onder meer nota's, kopieën, formulieren, dossiers, didactisch materiaal en productinformatie, in welke vorm ook, en alle computers en elektronische uitrusting, toegangskaarten en -sleutels) onmiddellijk aan de Werkgever terug te geven.

23.2. Bovendien aanvaardt de Werknemer uitdrukkelijk om alle materialen en documenten met betrekking tot vroegere, huidige of toekomstige klanten, producten en diensten onmiddellijk aan de Werkgever terug te bezorgen.

Deze verplichting geldt ook met betrekking tot materialen en documenten van klanten van de Werkgever.

23.3. De verplichtingen van dit Artikel 23 zijn ook van toepassing op vennootschappen die verbonden zijn met de Werkgever, vanuit een economisch of functioneel perspectief.

**Artikel 24 – Toepasselijk recht - Bevoegde rechtbanken**

Het Belgische recht is op deze Arbeidsovereenkomst van toepassing. In geval the Employment Act of July 3, 1978. Any violation of the provisions of, among others, this Employment Agreement, any other agreement between the Employee and the Employer, and/or of the work rules will be considered as a serious cause.

22.2. In all other cases of termination of this Employment Agreement, the legal provisions will be applicable.

**Article 23 - The Employer's property**

23.1. At the termination of this Employment Agreement, for whatever reason, the Employee must return all the Employer properties the Employee is holding (including, among others, notes, copies, forms, files, didactical materials and product information, in whatever form, and all computers and electronic devices, badges and keys), immediately to the Employer.

23.2. The Employee furthermore explicitly accepts to immediately return to the Employer all materials and documents related to former, present or future clients, products and services.

The same obligation holds with regard to materials and documents of clients of the Employer.

23.3. The obligations set forth in this Article 23 also apply to companies linked to the Employer, from an economic or functional standpoint.

**Article 24 - Applicable law - Competent courts**

Belgian law applies to this Employment Agreement. The Belgian Tribunals and Courts

18

19 van betwisting met betrekking tot de interpretatie, het sluiten, de uitvoering of het beëindigen van deze Arbeidsovereenkomst zijn enkel de Belgische Rechtbanken en de Hoven bevoegd om van deze geschillen kennis te nemen. shall be solely competent to examine any dispute related to the interpretation, the conclusion, the execution or the termination of this Employment Agreement. Artikel 25 – Varia Article 25 - Miscellaneous 25.1. Deze Arbeidsovereenkomst vervangt alle andere, zowel mondelinge als schriftelijke, overeenkomsten of contracten die kunnen bestaan tussen de partijen bij deze Arbeidsovereenkomst (met inbegrip van, maar niet beperkt tot, het aanbod van 26 april 2016). 25.1. This Employment Agreement replaces any other agreement or contract, both oral and in writing, that may exist between the parties to this Employment Agreement (including, without limitation, the offer letter dated as of April 26, 2016). 25.2. Het feit dat de Werkgever gedurende een bepaalde tijd niet vereist dat de Werknemer een bepaalde verplichting krachtens deze Arbeidsovereenkomst naleeft, betekent niet dat de bepaling waarin deze verplichting is vastgelegd uit de Arbeidsovereenkomst wordt geschrapt. 25.2. The fact that the Employer, during a certain period of time, does not require the Employee to fulfill a given obligation under this Employment Agreement will not equal striking the clause installing the same obligation from this Employment Agreement. Iedere door de Werkgever verleende toestemming om af te wijken van de bepalingen van deze Arbeidsovereenkomst is enkel van toepassing voor het specifieke geval waarvoor die toestemming is verleend. Any permission the Employer grants for deviating from the provisions of this agreement only holds for the particular case for which such permission was granted. De interpretatieregel onder artikel 1162 van het Burgerlijk Wetboek die stelt dat in geval van twijfel, de overeenkomst wordt uitgelegd ten nadele van hem die bedongen heeft en ten voordele van hem die zich verbonden heeft, zal niet worden toegepast bij de interpretatie van deze Arbeidsovereenkomst. De bepalingen van deze Arbeidsovereenkomst zullen eerlijk worden geïnterpreteerd tegenover zowel de Werkgever als de Werknemer en niet in het voordeel of nadeel van enige partij. The rule of construction, included in article 1162 of the Belgian Civil Code, that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Employment Agreement. The terms of this Employment Agreement shall be construed fairly as to both the Employer and the Employee and not in favor or against either party 25.3. De nietigheid van enige bepaling van deze Arbeidsovereenkomst leidt niet tot nietigheid van de andere bepalingen van de Arbeidsovereenkomst. 25.3. The nullity of any of the provisions of this Employment Agreement will not lead to the nullity of its other provisions.

20 25.4. De Werknemer bevestigt een exemplaar van het arbeidsreglement en andere beleidsdocumenten, in voege bij de Werkgever, te hebben ontvangen en bevestigt deze te aanvaarden alsook na te leven bij de uitvoering van zijn functie. 25.4. The Employee confirms having received a copy of the work rules and other policies applicable with the Employer and acknowledges to accept them and to comply with these rules and policies within the framework of the performance of his function. Opgemaakt te ______________________, op ___________ 2016, in twee originele exemplaren, waarvan elke partij erkent een origineel exemplaar te hebben ontvangen. Drawn up in ________________, on ______________, 2016, in two original copies, each party acknowledging receipt of an original copy. Voor de Werkgever, Naam : ________________________ Functie : _______________________ For the Employer, Name : _______________________ Function : _____________________ De Werknemer Naam : Jack (Jacobus Antonius Johannes) Govers The Employee Name : Jack (Jacobus Antonius Johannes) Govers [Gelieve elke bladzijde te paraferen en uw handtekening te laten voorafgaan door de handgeschreven vermelding "gelezen en goedgekeurd"] [Please initial each page and precede your signature with the hand-written words "read and approved"]